SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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                     TIAA - CREF Institutional Mutual Funds
                (Name of Registrant as Specified in its Charter)

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              ScholarShare Investment Board Request for Information

               Additional Questions on TIAA-CREF's Proxy Statement

As discussed, the majority of these questions were asked during our conference call with you. There are a few follow up questions. We need to have a completed analysis by Friday, August 12, and will need a response from you on these questions by Thursday. When a question number is given (such as #6) it refers to the original set of questions that we sent you.

      1. On page 24 of the final statement it states that the Funds will now be responsible for additional services, including, "providing office space, equipment and facilities for maintaining its operations and supervising relations with the Funds' and facilities for maintaining it operations and supervising relations with the Funds' other service providers." And it also states that many of these services are currently paid for by the Funds as "other expenses." Does this mean that they will be moved from "other expenses" to part of the expenses expected to be covered by the management fees and if so why aren't the "other expenses" going down.

         *For clarification, the paragraph you reference on page 24 refers to the Advisor, not the Funds.

         Yes, these services will be included in the investment management fee instead of as "other expenses." While the movement of these services from the service agreement to the investment management agreement will reduce the Funds' "other expenses," in the aggregate the "other expenses" of the Funds will still increase because the Funds will be paying for other services directly on an at-cost basis rather than through the investment management agreement or the service agreement, which is being discontinued.


      2. On page 26 of the final statement different fees, how they are currently paid and how they would be paid under the new agreement are discussed--SIB asked for a complete list of items with their corresponding amounts under both the current and proposed agreements. We have received a list of costs-- For each fund in which SIB is invested, please find an exhaustive list of fund related expenses, as divided into the following categories:

         A. Those currently paid as part of the mgt fee (by shareholders)
         B. Those currently paid directly be each fund (by shareholder but not as part of the mgt fee)
         C. Those currently paid in any other capacity

         For A, B and C, we can only provide this information to the extent that it is already disclosed in the Funds' shareholder reports. Please see the reports for the categories of expenses that we have historically disclosed.
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         D. Those proposed to be paid as part of the mgt fee (by shareholders)

         Please refer to the investment management agreement in the proxy statement.

         E. Those proposed to be paid directly be each fund (by shareholders but not as part of the mgt fee)

         Services that are in "other expenses" include the following: custody, trustee, audit, regulatory, fund accounting, transfer agency and prospectus and financial reports.

         F. Those proposed to be paid in any other capacity

         None.

            o For each expense in category A-F above, please provide historical
              (for current) and expected (for proposed) dollar amounts.

            We can only disclose the information that is already contained in the Funds' shareholder reports.

            o For each expense for categories D and F, please indicate who bears/is expected to bear the cost.

            Fund shareholders will bear these costs as part of the total expense ratio.

            o It is expected that the list of expenses listed in A-C and those listed in D-F in aggregate are the same. If not, please provide an explanation of any differences, including pecuniary implications.

            Yes, it is expected they will be the same. The investment management fee will include other expenses related to compliance with newly implemented regulations, including having a Chief Compliance Officer, anti-money laundering regulations, and Sarbanes-Oxley requirements.

            o It is expected that the list of expenses in A-C (for current) and those listed in D-F (for proposed) should equal fund related expenses. If not, please identify and provide dollar amounts of any outstanding or additional fund related expenses Identify who bears/ is expected to bear these expenses.

            Under the new expense structure, these costs will be fully covered by the investment management fee or "other expenses."

            o For each fund invested by SIB please compare total fund related expenses (both current and proposed) relative to total dollar amounts as collected from shareholders and as collected otherwise. It is expected that this difference for each fund should roughly equate to what is characterized in the proxy
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              statement as a modest profit for the advisor. If not, please identify and provide dollar amounts of any expense and of any sources of payment that would be reflective of both the current and proposed (profit) of each fund.

            In prior discussions and in the proxy materials, we refer to the fact that the Funds are offered below their operating costs, therefore a representation of the current expense ratio and proposed expense ratios will not equate to profits of the advisor. We are unable to provide SIB with the current and proposed cash flows of the advisor and the Funds beyond what is provided in the pro forma information in the proxy statement and in shareholder reports. It should be understood that the advisor does not explicitly collect "other expenses," but that these fees are paid directly to cover expenses associated with the operation of the Funds and are deducted directly from the Funds' NAV. The investment management fee is the only fee collected from shareholders by the advisor. Shareholders pay no other expenses.

            o Explain any major dollar differences between expenses incurred as part of the current structure and those expected to be incurred under the proposed structure.

            None. A large majority of current expenses are either paid by shareholders through the current expense ratio or absorbed by the advisor. Because the advisor is providing services below cost, the advisor is losing money under the current pricing structure.

            o In the context of the above answers, please describe for each fund in which SIB is invested, expected increases or decreases in payments by fund shareholders (e.g. ScholarShare participants).

            None. ScholarShare shareholders pay a unitary fee, they will only pay the total fees for their ScholarShare investment, which will be unaffected by the Funds' repricing proposal.

      3. In your response to question #7, you stated, "These other expenses are the actual direct costs of the Funds and tend not to vary widely based on the investment strategy of the Funds." Please provide specific quantitative evidence of the direct costs not tending to vary widely based on the investment strategy.

         Custody fees are an example, please see the Funds' shareholder reports for information on custody fees on an assets under management basis.

      4. Page 32 states, "the Board reviewed detailed information provided by the Advisor relating to the nature, extent and quality of the services currently provided by the Advisor and to be provided by the Advisor under the Proposed Agreement. In particular, the Board reviewed detailed independent analysis of comparative expenses and performance data for each class of shares of each of the Funds
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         prepared by Lipper..." We are only provided summaries of what the Board considered and would like to see the detailed information.

         We are unable to provide this information.

      5. In the document called, "Important Information For Shareholders," you state that overall expenses are at levels that are competitive with other low cost providers in the mutual fund industry. During our conference call we asked who these low cost providers were. Since the call we received the group information, but there is no information on how the groups were derived from the larger Lipper sampling and there is no information on the fees associated with each fund. Please provide cost information for each fund in each group and explain how the groups were derived.

         Please refer to our response to question 16 in our original response, detailing the factors included in Lipper's methodology for peer group selection. The advisor does not believe it is appropriate to disclose expense information of funds managed by other advisors. This information is public and can be derived from prospectuses available with the SEC.

      6. In your response to question #4, you stated that, "TFI can assure you that the repricing of the TIAA-CREF Institutional Mutual Funds will in no way reduce or otherwise affect the amount of resources dedicated to ScholarShare's non-investment functions, such as marketing or administration under the current contract." During the call Phil Rollock explained that fees currently going to TFI will now be going to the investment division. Currently the parent company is making up for the losses of the investment division and it will have to make up the losses expected by TFI under this new cost structure. Phil Rollock stated TFI will meet its contractual obligations to the program and that TIAA-CREF will have to come up with the funding to make TFI whole. Please reiterate this statement in writing. Will TFI have to make any cuts of any kind to accommodate the proposed restructuring in fees? And if so, where are they likely to come from? Additionally, is there any possible chance that there will be any additional types of fee increases that ScholarShare participants will be required to pay?

         TFI will continue to meet its contractual obligations to the program. TFI does not anticipate the need to make any cuts in response to this proposal. As we have indicated previously, there will be no changes to the price at which the ScholarShare program is offered as a result of this proposal under the current contract. There will be no fee increases as a result of this proposal.

      7. It is our understanding from our call that if the Institutional and Retail Mutual Funds are merged that there will be separate Retail and Institutional shares in the funds and that only the 12b-1 fees would only apply to the Retail shares. Is this understanding correct? Does this also apply to the administrative fees or would they be charged to Institutional account owners? Finally, notwithstanding whether 12b-1 fees would apply to ScholarShare account owners we would like question #6
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         in our original list of questions answered. FYI--many of my comments are just to couch this as more theoretical

         This is correct. If the Institutional and Retail Funds were to merge, their assets would be combined and Retail Fund shareholders would be primarily invested in the retail class of the Institutional Funds. There are no explicit administrative fees in the proposed fee structure.

         A marketing and distribution plan supported by the 12b-1 fee will potentially lead to an increase in assets under management, therefore allowing shareholders the incremental benefits of the investment management fee breakpoint schedule outlined in the proxy statement. In addition, the increase in assets has the effect of reducing the percentage of fees per asset for certain expenses, such as audit expenses, thereby potentially lowering the total expense ratio. The proposed 12b-1 plan is a reimbursement plan, meaning that only actual distribution expenses (up to the plan maximum of 0.25%) are presented to and approved by the Board of Trustees before such fees are collected. Under a traditional distribution plan, the entire fee amount is paid by a fund regardless of actual distribution expenses.

      8. In your response to question #11, you stated, "...it has become clear that Teachers Advisors cannot continue to operate the Funds at these low fee levels, due to increasing overall costs and the need to make enhancements." Please further describe what was meant by "need" and what was meant by "enhancements." What specific enhancements are planned? Please quantify the costs of these enhancements. Also, please answer the part of question #11 that we sent you previously which asks "by how much" the fees were lowered in 2001.

         As previously mentioned, the advisor is seeking to increase its fundamental research capabilities. The advisor has also incurred additional oversight enhancements due to the changing regulatory environment. For example, one pending regulation is the need for the Board of Trustees to review whether the Funds should adopt redemption fees, for which the advisor will provide analyses regarding the efficacy of the Funds' current frequent trading policies. As many of these enhancements are prospective, we cannot accurately quantify them at this time.

      9. In your response to question #12 you stated that, "The social screening process results in a Fund with a higher level of tracking error when compared to a pure index fund. Due to the additional social screen overlay, Teachers Advisors deemed it appropriate to categorize the Social Choice Equity Fund as an actively managed fund." We believe that tracking error (excess standard deviation) is a residual of the fund's performance, not necessarily a function of the fund's intended relative risk profile. We further believe that the fund's historical tracking error of between 1.5% to 2.0% is more indicative of a passively managed product than an actively managed product. Do you agree with these statements? If not, please explain.
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         Explanation should include specific criteria utilized (e.g., all funds with tracking error above 3.0% were classified as active) and how the criteria were determined.

         We do not disagree with these statements. Please note that the categorization of the Social Choice Equity Fund as "active" was chiefly intended to group this Fund with the other Funds that would be impacted by the fee change for purposes of the proxy statement.

      10.For purposes of the Social Choice Fund, how much is paid to KLD
         Research for their services? How much of the fund's operating expenses and management fee does this account for?

         We are unable to provide this information.

      11.The Social Choice Fund was compared to the Lipper Multi-Cap Universe.
         What was the rational for choosing this universe? Does Lipper have a universe for passive or enhanced multi-cap strategies? If so, using the same periods as before, where does the pro forma expense for the Social Choice Fund fall in this universe of funds?

         Because the Fund and the benchmark use the Russell 3000 index, Lipper's metrics classify the Fund as a multi-cap core product. Aside from an S&P 500 Objective classification, Lipper does not have explicit passive or enhanced classifications.

      12.In your response to question #13, you stated, "Teachers Advisors has confirmed to TFI that the numbers in the chart are correct." This includes a pro forma total annual Fund Operating Expense for the Growth & Income of 4.67%. It is our understanding from our conference call that the reason for the high cost is that this is a very small fund and auditing costs are proportionally high--please confirm that this is correct.

         Your understanding is correct.

      13.In your response to question #14, you stated that "... individual Funds do not make profits" and yet, both the preliminary and final proxy statements state (Exhibit G, draft; Exhibit F, final) that funds "had a net loss," "earned a modest profit," had a modest net loss." Please answer questions #14 and #15 again assuming that profits can/are attributed to individual funds. Also, in your prior answer, you stated, "the proposed increase in fees would not unduly benefit the advisor at the expense of Fund Shareholders." In this context, please describe what "unduly" means? Additionally, please provide what the expected costs and profits of each fund will be.

         As noted in our prior response and in Exhibit F, Funds do not make profits, however, the advisor can make profits or losses on its management and operation of a particular Fund based on the fee level for that Fund. As noted in Exhibit F, the

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         advisor has operated the vast majority of the Funds at a loss. Although the advisor may have made a profit in some cases, one of the aims of the repricing proposal is to create rationalized and consistent pricing across all of the Funds to meet the current and anticipated costs of operating the Funds. Therefore, the advisor is asking to restructure the pricing of all of the Funds. "Unduly" means that the advisor's profits will not be at a level that is inconsistent with TIAA-CREF's principles or its history of being a low-cost provider of financial products. We are not able to provide specific profit information on each of the Funds.

      14.In your response to question #17, you stated, "We have been informed by Teachers Advisors that it has already begun implementing [these] additions to staff." On our call you indicated that most of the additions were at the analyst level. Are there any other additions planned?

         Yes. We anticipate an increase in investment management staff, particularly around Funds that have been consistently underperforming.

      15.Please answer question #18 again to clarify the expected effects if the retail funds vote not to merge with the institutional funds. Please describe the range of preferred alternatives if the mergers are not approved. Please answer when the Retail Funds are expected to go up and when the Institutional Mutual Funds are expected to go up (if they do).

         Unfortunately, we are unable to discuss this topic in any depth as it is non-public information. The advisor has not provided the Board with specific alternatives to merger at this time.

      16.In your response to question #20, you stated "Such alternative courses of action could include closing some or all of Funds to new investments or liquidating them entirely." How is Teachers Advisors going to provide ScholarShare participants an appropriate diversity of investment offerings if it elects to close some funds? Is it correct to assume that funds producing a profit would continue to be offered? If not, please explain.

         Please see our answer to #15 above.

      17.In your response to question #20, you stated, "At this time, TIAA-CREF does not intend to move away from active management or the 529 business." On the call Phil Rollock unequivocally stated that TIAA-CREF has no plans to get out of the 529 market. Please reiterate this statement in writing.

         TIAA-CREF has no plans to get out of the 529 business.

      18.Are there any plans for changing the Retirement Fund fees? If not why not?

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         Assuming you are referring to the College Retirement Equities Fund
         (CREF) accounts, as we discussed on the call we have received specific exemptive relief from securities and insurance regulators to offer CREF as it is currently structured, so there are no current plans to change CREF's fees. As we also discussed, CREF is managed by an entirely different advisor than the Funds.

      19.On page 25 of the final statement it states "the extremely low level of fees that the Advisor has been charging....has been too low to cover its increasing costs....while sustaining the level and quality of service that shareholders deserve." How has service suffered because of the low fees? Are the things listed in the bullet points on page 25 currently an issue because of low fees?

         Service has not suffered, because the advisor has accrued losses to support the Funds' operations.

      20.Can you explain why the fees for the Institutional, Life Funds and TIAA
         Separate Account VA-1 are different? On page 35 of the final proxy it states that they are different, but that the Board determined there were good reasons for this.

         As we discussed, the Life Funds and TIAA Separate Account VA-1 are only available as sub-accounts within variable annuity or variable universal life products. The fees for these products were initially set lower because investors must pay two layers of fees to invest in them, those of the annuity and those of the underlying funds.

      21.On the call we asked how far in advance SIB would be notified in the event that funds were closed. Phil Rollock stated that he hoped there would be substantial time; however, one of the people from the investment funds only guaranteed there would be at least one months notice. In the event that TIAA-CREF chooses to close funds the ScholarShare Investment Board will need ample warning--preferably at 6 months.

         TIAA-CREF will make every effort to provide ample notice in the event any Funds are to be closed.